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                  SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.

                               FORM S-1

                 POST-EFFECTIVE AMENDMENT NUMBER 38 TO

                 REGISTRATION STATEMENT NUMBER 2-55252

                   SERIES D-1 INVESTMENT CERTIFICATE

          (FORMERLY SINGLE-PAYMENT CERTIFICATES, SERIES D-1)

                                 UNDER

                      THE SECURITIES ACT OF 1933

                    IDS CERTIFICATE COMPANY
          (IDS Certificate Company effective April 1984)
        (Exact name of registrant as specified in charter)

                             DELAWARE
  (State or other jurisdiction of incorporation or organization)

                               6725
     (Primary Standard Industrial Classification Code Number)

                            41-6009975
               (I.R.S. Employer Identification No.)

        IDS Tower 10, Minneapolis, MN  55440, (612) 671-3131
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Bruce A Kohn, IDS Tower 10, Minneapolis MN 55440-0010, 612-671-2221
     (Name, address, including zip code, and telephone number, including area code, of agent for service)

The Registrant has registered an indefinite number or amount of securities under the Securities Act of 1933 pursuant to Section 24-f of the Investment Company Act of 1940. Registrants' Rule 24f-2 Notice for its most recent fiscal year was filed on or about February 21, 1996.

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                   PART I.  CROSS REFERENCE SHEET FOR PROSPECTUS
                              PURSUANT TO RULE 404(c)


Item                               Caption
Number                             Prospectus

Item 1. Forepart of the
Registration Statement
and Outside Front Cover
Page of Prospectus.

Item 2. Inside Front and           Available Information about
Outside Back Cover Pages           IDSC.
of Prospectus.

Item 3. Summary Informa-           Summary of Contents.
tion, Risk Factors
and Ratio of Earnings
to Fixed Charges.

Item 4. Use of Proceeds.           How your money is used by
                                   and protected; Investment
                                   Policies.

Item 5. Determination of           Not Applicable.
Offering Price.

Item 6. Dilution.                  Not Applicable.

Item 7. Selling Security           Not Applicable.
Holders.

Item 8. Plan of                    Using the Series D-1
Distribution                       Investment Certificate;
                                   How your certificate is
                                   managed.

Item 9. Description of             About the Series D-1
Securities to Be                   Investment Certificate;
Registered.                        Using the Series D-1
                                   Investment Certificate.

Item 10. Interests of              Not Applicable.
Named Experts and Counsel.

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                   PART I. CROSS REFERENCE SHEET FOR PROSPECTUS
                        PURSUANT TO RULE 404(c) (Continued)



Item                               Caption
Number                             Prospectus

Item 11. Information with          Invested and guaranteed
Respect to the Registrant.         by IDSC; Regulated by
                                   Government; Relationship
                                   between IDSC and IDS, Capital
                                   structure and certificates
                                   issued; Director and Officers.

Item 12. Disclosure of             Directors and Officers also see
Commission Position on             Item 17 in Part II.
Indemnification for
Securities Act Liabilities.

PAGE 4
IDS Series D-1 Investment Certificate

Prospectus/April 24, 1996

This prospectus describes the Series D-1 Investment Certificate (Series D-1) issued by IDS Certificate Company (IDSC). The Series D-1 certificate is offered only in connection with the IDS Retirement Plan, the Career Distributors' Retirement Plan (CDRP), the IDS DVP Retirement Plan, and the IDS Mutual Funds Profit Sharing Plan of the IDS MUTUAL FUND GROUP(individually a "Plan" and collectively the "Plans") and to affiliated companies of IDSC. These Plans have been adopted for the exclusive benefit and participation of eligible employees and personal financial advisors of American Express Financial Corporation (AEFC) and its subsidiary companies, and the IDS MUTUAL FUND GROUP.

IDSC offers persons who retire as full-time employees or as full-time financial advisors or district managers of AEFC and its subsidiary companies the opportunity to purchase the Series D-1
Certificate in Individual Retirement Accounts (IRAs).

IDSC guarantees a specific rate of interest for each calendar quarter. IDSC also guarantees the principal of your certificate
(page 5).

The Series D-1 certificate matures 20 years from its issue date.
Its value at maturity will be equal to total contributions made plus interest earned and less any withdrawals (i.e. surrenders)
(page 6).

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This certificate is backed by IDSC's investments on deposit rather than guaranteed or insured by the government or someone else. See "Invested and guaranteed by IDSC" and "Regulated by government" under "How your money is used and protected."

The prospectus gives you facts about the Series D-1 certificate and describes its terms and conditions. You should read it to decide if this certificate is the right investment for you. Keep it with your investment records for future reference.

IDS Certificate Company
IDS Tower 10
Minneapolis, MN  55440-0010
1-800-437-3463
1-800-846-4293 (TTY)
An American Express company

Annual Interest Rates as of April 24, 1996
___________________________________________________________________
Simple              Compound
Interest            Effective
Rate                Yield

5.46%               5.60%
___________________________________________________________________

These rates were in effect on the date of this prospectus. IDSC reviews and may change its rates on new purchases each week. The interest rate paid during the first calendar quarter the certificate is owned will be that in effect on the date an application or investment is accepted. IDSC guarantees that when the rate for new purchases takes effect, the rate for the first quarter will be within a specified range of the average 12-month certificate of deposit rate then published in the most recent BANK RATE MONITOR National IndexTM, N. Palm Beach, FL 33408 (page 8-9). Interest rates for future calendar quarters are declared at the discretion of IDSC and may be greater or less than the rates shown here.

The Series D-1 certificate is backed 100 percent by our investments on deposit instead of by federal insurance. There are no sales or surrender charges. There is no minimum rate of interest. IDSC does not have a distribution agreement or pay a distribution fee with respect to this certificate.

AVAILABLE INFORMATION ABOUT IDSC

IDSC is subject to the reporting requirements of the Securities Exchange Act of 1934. Reports and other information on IDSC are filed with the Securities and Exchange Commission (SEC) and can be inspected and copied at the public reference section of the SEC, Washington, D.C. and also at the following regional offices:

Northeast Regional Office
7 World Trade Center
Suite 1300
New York, NY  10048

Midwest Regional Office
Northwestern Atrium Center
500 West Madison St.
Suite 1400
Chicago, IL  60611

Pacific Regional Office
5670 Wilshire Blvd.
11th Floor
Los Angeles, CA  90036

You can obtain copies from the Public Reference Section of the SEC, 450 5th Street, N.W., Washington, D.C. 20549 at prescribed rates.

PAGE 6
We are not responsible for any information about IDSC except for the information in this prospectus, including any supplements, in any reports filed with the SEC or in any supplemental sales material we have authorized for use in the sale of this certificate.

No person has authority to change the terms of this certificate or to bind IDSC by any statement not in this prospectus.

We reserve the right to issue other securities with different terms.

SUMMARY OF CONTENTS

Listed below is a summary of items you should consider in evaluating the certificate. These items are discussed in more detail elsewhere in the prospectus as indicated.

About the Series D-1 Investment Certificate

Investment Amounts and Interest Rates - The Series D-1 certificate is purchased by the trustee or custodian (page 8) at the direction of Plan participants or IRA owners using contributions to a Plan or IRA or by affiliated companies of IDSC. IDSC will pay the trustee or custodian at maturity the face amount plus earned interest. Interest rates are declared each calendar quarter beginning on Jan. 1, April 1, July 1, and Oct. 1. The rate for the first calendar quarter will be within a specified range of an average 12-month certificate of deposit rate as published in the BANK RATE MONITOR National IndexTM N. Palm Beach, FL 33408. Future interest rates are at the discretion of IDSC (page 5).

Determining the Face Amount and Principal of the Series D-1
Investment Certificate - The face amount of the certificate is the total amount invested. The principal is the total investment plus interest compounded monthly over the 20-year life of the certificate, less withdrawals (page 6).

Value at Maturity Will Exceed Face Amount - We guarantee the rate of interest on the Series D-1 certificate for each calendar quarter. Due to interest received, the value at maturity of a certificate held to maturity will exceed the face amount of the certificate (page 6).

Earning Interest - Interest accrues and is credited daily and will be compounded at the end of each calendar month (page 6).

Using the Series D-1 Investment Certificate

Contributions to the Certificate - Instructions to Plan participants on how to direct contributions to the Series D-1 certificate may be obtained through the appropriate Plan Administrator or, for IRAs, from your financial advisor or your local American Express Financial Advisors office or by writing to American Express Financial Advisors Inc., IDS Tower 10,
Minneapolis, MN 55440-0534 or by calling 1-800-437-3463.  The
PAGE 7
Series D-1 certificate is offered only to eligible participants in connection with the IDS Retirement Plan, the CDRP, the IDS DVP Retirement Plan, the IDS Mutual Funds Profit Sharing Plan, IRAs of persons who retire as full-time AEFC employees, financial advisors or district managers and to affiliated companies of IDSC (page 7).

Other IRAs or 401(k) Plan Accounts and Other Qualified Retirement Accounts - When a participant takes a qualifying distribution from a plan qualified under Internal Revenue Code 401(a), the participant's Series D-1 certificate plan account may be rolled over into an IRA or other qualified retirement plan account where allowed by a Plan (page 7). The Career Distributors' Retirement Plan is a nonqualified deferred compensation plan.

Receiving Cash - A participant in a Plan (other than CDRP) or an IRA owner may receive cash after taking an "in kind" distribution of his or her Series D-1 certificate plan account or IRA, subject to federal tax laws and the terms of the payout options (page 8).

At Maturity - If the Series D-1 certificate is held to maturity following an "in kind" distribution, a check for the principal will be sent. Payout options also are available (page 9).

Transferring the Series D-1 Certificate Ownership - While the
Series D-1 certificate is not negotiable, under limited circumstances it can, if eligible, be transferred to a qualified plan or IRA trustee or custodian upon written request (page 10).

Giving Us Instructions - All instructions to us must be in proper written form (page 10).

Income and Taxes

Tax Treatment of this Investment - Interest earned on the Series
D-1 certificate is generally not taxable until withdrawn (page 11).

How your money is used and protected

Invested and guaranteed by IDSC - IDSC, a wholly owned subsidiary of AEFC, issues the Series D-1 certificate in the name of the custodian of the IRA, trustee of a Plan or in the case of the CDRP of AEFC, to AEFC as the sponsor of the plan or to an affiliated company of IDSC. This section gives basic information about IDSC's assets and income (page 11).

Regulated by Government - The Series D-1 certificate is a security and is governed by federal and state law (page 12).

Backed by our investments - Our investments, mostly debt securities, are on deposit (page 12).
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PAGE 8
Investment Policies - We do not purchase securities on margin or invest in commodities nor do we participate on a joint basis or joint-and-several basis in any trading account in securities.
There are no restrictions on concentration of investments in industries. We may lend securities and receive cash equal to the market value of the securities as collateral. We also may purchase securities on a "when-issued" basis (page 13).

Relationship Between IDSC and AEFC - AEFC is our parent company.
It, in turn, is owned by American Express Company (American
Express) (page 14).

Capital structure and certificates issued - (page 14).

Investment management and services - AEFC acts as investment advisor for our certificates. The Investment Advisory and Services Agreement governs AEFC's transactions on our behalf and the fees we pay AEFC for investment advisory services. There is no distribution fee charged (page 14).

Employment of Other American Express Affiliates - AEFC may employ other American Express affiliates to perform certain transactions for us (page 16).

Directors and officers - This section contains information about our management and directors. (page 17-19).

ABOUT THE SERIES D-1 INVESTMENT CERTIFICATE

Investment Amounts and Interest Rates

The Series D-1 Certificate is a security purchased with single or multiple payments. The amount that can be invested is determined by the provisions of the Plans and applicable tax laws. A participant's Plan investment is the dollar amount or its equivalent percentage contributions directed to the participant's Plan account. The interest rate applied to the investment is the quarterly rate then in effect. Investments earn interest from the date IDSC accepts each Plan contribution or IRA contribution.

Interest on the Series D-1 certificate is guaranteed for each calendar quarter. The rate paid will not change during a quarter. A calendar quarter begins each Jan. 1, April 1, July 1, or Oct. 1. IDSC guarantees that when rates for new purchases take effect, the rate will be within a range from 75 to 175 basis points above the average interest rate then published for 12-month certificates of deposit in the BANK RATE MONITOR National IndexTM, N. Palm Beach, FL 33408. For example, if the rate published for a given week in the BANK RATE MONITOR National IndexTM, N. Palm Beach, FL 33408 for 12-month certificates is 3.25 percent, IDSC's rate in effect for new purchases would be between 4 percent and 5 percent.

Interest rates may differ for investments of more than $1 million in one or more Series D-1 Certificates by any affiliated company of IDSC. When rates for new purchases by any such company take PAGE 9 effect, the rate will be within a range from 20 basis points below to 80 basis points above the average interest rate then published for 12-month certificates of deposit in the BANK RATE MONITOR National IndexTM, N. Palm Beach, FL 33408.

The BANK RATE MONITOR National IndexTM, N. Palm Beach, FL 33408 is an index of rates and annual effective yields offered on various length certificates of deposit by large banks and thrifts in large metropolitan areas. The frequency of compounding varies among the banks and thrifts.

Certificates of deposit in the BANK RATE MONITOR National IndexTM,
N. Palm Beach, FL 33408 are government-insured fixed-rate time deposits. The BANK RATE MONITOR National IndexTM, N. Palm Beach, FL 33408 is published in the BANK RATE MONITOR, a weekly magazine published in N. Palm Beach, FL, by Advertising News Service Inc., an independent national news organization that collects and disseminates information about bank products and interest rates. It is not affiliated with IDSC, AEFC, or any of their affiliates.

The publisher of the BANK RATE MONITOR distributes to national and broadcast news media on a regular weekly basis its current index rates for various terms of certificates of deposit of banks and thrifts.

The BANK RATE MONITOR periodical may be available in your local library. To obtain information on the current BANK RATE MONITOR Top Market AverageTM rates, call the Client Service Organization at the telephone numbers listed on the back cover between 8 a.m. and 6 p.m. your local time.

Interest is credited to the certificate daily. The rate in effect on the day the contribution is accepted in Minneapolis will apply to the certificate. The interest rate shown on the front of this prospectus may or may not be in effect on the date a participant's contribution is accepted.

Interest for future calendar quarters may be greater or less than the rates for the first quarter. The then prevailing investment climate, including 12-month average certificate of deposit effective yields as reflected in the BANK RATE MONITOR National IndexTM, N. Palm Beach, FL 33408, will be a primary consideration in deciding future rates. Nevertheless, IDSC has complete discretion as to what interest it will declare beyond the initial quarter.

Any investments rolled over from the Series D-1 certificate to an IRA or 401(k) plan account or other qualified retirement account will be subject to the limits and provisions of that account or plan and applicable tax laws.

Determining the Face Amount and Principal of the Series D-1
Investment Certificate

The face amount is the amount of the initial investment in the Series D-1 certificate. At the beginning of each quarter, all interest previously credited to a Series D-1 certificate and not withdrawn will become part of its principal. For example: if the initial investment in a certificate was $100,000, the face amount PAGE 10 would be $100,000. If the certificate earns $1,000 in interest during a quarter and it is not withdrawn, the principal for the next quarter will be $101,000. Your principal is guaranteed by IDSC.

Value at Maturity Will Exceed Face-Amount
The Series D-1 certificate matures in 20 years except as provided in "receiving cash" under "Using the Series D-1 Investment Certificate." A certificate held to maturity will have had interest declared each quarter over its life. Interest once declared for the quarter will not be reduced. The value at maturity will exceed the face amount.

Earning Interest

Interest is accrued and credited daily on the Series D-1 certificate. If a withdrawal is made during a month, interest will be paid to the date of the withdrawal. Interest is compounded at the end of each calendar month. The amount of interest earned each month is determined by applying the daily interest rate then in effect to the daily balance of the Series D-1 certificate.
Interest is calculated on a 360-day year basis.

USING THE SERIES D-1 INVESTMENT CERTIFICATE

Contributions to the Series D-1 Investment Certificate

A contribution will be made to the Series D-1 Certificate by the Plan sponsor as directed by the participant. Instructions to Plan participants on how to direct Plan contributions to a Series D-1 certificate may be obtained from the appropriate Plan Administrator. The amount of contributions made on behalf of a participant or AEFC will be limited by the terms of the Plan and applicable tax laws.

Any additional contributions in a Plan or IRA made on behalf of participants or investors who already have a beneficial interest in or related to an IDS Series D-1 Investment Certificate in the same Plan or IRA will be added directly to that certificate, rather than invested in a new certificate.

The Series D-1 certificate is offered only in connection with the IDS Retirement Plan, the Career Distributors' Retirement Plan, the IDS DVP Retirement Plan, the IDS Mutual Funds Profit Sharing Plan, and the IRAs of persons who retire as full-time employees, financial advisors or district managers of AEFC, its subsidiary companies, and the IDS MUTUAL FUND GROUP and to affiliated companies of IDSC. These Plans are for the exclusive benefit of eligible employees and financial advisors of AEFC and its subsidiary companies and the IDS MUTUAL FUND GROUP. Any Series D-1 certificate issued will be owned by and issued in the name of the trustee or custodian of the IRA or Plan except that a certificate issued in conjunction with CDRP will be issued in the name of AEFC.

PAGE 11
Participating employees and advisors have a beneficial interest in or related to the applicable Series D-1 certificates but are not the direct owners. The terms of a Plan, as interpreted by the applicable Plan trustee, or AEFC in the case of CDRP, will determine how a participant's individual account is administered. These terms will likely differ in some aspects from those of the Series D-1 certificate. The custodian or trustee may change the ownership of any Series D-1 certificate issued to a participant in a Plan in connection with an "in kind" distribution of benefits from a Plan as described below. Any new custodian or trustee, including any IRA custodian, will be responsible for contacting us to change ownership.

Other IRAs or 401(k) Plan Accounts and Other Qualified Retirement
Accounts

Unless prohibited by your Plan, any Series D-1 certificate proceeds distributed to an eligible participant in a qualifying distribution, may be invested in an IRA or qualified retirement plan. Transfer of proceeds of the Series D-1 certificate to an IRA, or 401(k) plan account or other qualified retirement plan account will be limited by Plan provisions and applicable federal law. Federal tax laws may affect your ability to invest in certain types of retirement accounts. You may wish to consult your tax advisor or your local American Express Tax and Business Services tax professional, where available, for further information.

In addition, under limited circumstances a Series D-1 certificate may be transferred "in kind" to an IRA or qualified retirement account. An "in kind" distribution will not reduce or extend the certificate's maturity. If an "in kind" transfer is made, the terms and conditions of the Series D-1 certificate apply to the IRA or qualified retirement account as the holder of the certificate. The terms of the Plan, as interpreted by the Plan trustee or administrator, will determine how a participant's individual account with the Plan is administered. These terms may differ from the terms of the certificate. A Series D-1 certificate may only be distributed "in kind" to an IRA or other qualified retirement account. If you make a withdrawal from a qualified retirement plan or IRA prior to age 59 1/2, you may be required to pay federal early distribution penalty tax.

IDSC will withhold federal income taxes of 10% on IRA withdrawals unless you tell us not to. IDSC is required to withhold federal income taxes of 20% on most qualified plan distributions, unless the distribution is directly rolled over to another qualified plan or IRA. See your tax adviser to see how these rules apply to you before you request a distribution from your plan or IRA.

Receiving Cash

The following sections briefly describe the limitations upon a participant's ability to withdraw cash from the Series D-1 certificate. Any such withdrawal could take place after the participant has taken an "in kind" distribution of the Series D-1 certificate.

PAGE 12
Federal Tax Limitations - The following briefly discusses certain federal tax limitations on a participant's ability to take "in kind" distributions. You may wish to consult your tax adviser or your local American Express Tax and Business Services tax professional, where available, for further information.

If a Series D-1 certificate is distributed to the beneficial owner by the trustee or custodian of a plan qualified under Section 401(a) of the Internal Revenue Code of 1986 then, unless otherwise elected by the trustee or custodian on a form satisfactory to IDSC:

1) the maturity date will be no later than the end of the taxable year in which the later of the following occurs:
     a)   the beneficial owner attains age 70 1/2; or
     b) distribution of the Series D-1 certificate is made to the beneficial owner; and

2) the total value of the Series D-1 certificate will be paid out in equal or substantially equal monthly, quarterly, semiannual or annual payments over a specified period of time which does not extend beyond the life expectancy (determined as of the maturity date) or the joint and survivor life expectancy of the beneficial owner and his/her spouse.

If the Series D-1 certificate is issued in connection with an Individual Retirement Account (IRA) or other qualified Plan, (1) the owner must elect a maturity date which is no later than the taxable year in which he or she attains age 70 1/2, and (2) the total value of the Series D-1 certificate will be paid out in equal or substantially equal monthly, quarterly, semiannual or annual payments over a specified period of time which does not extend beyond the owner's life expectancy (determined as of the end of the taxable year in which the owner attains age 70 1/2) or the joint and survivor life expectancy of the owner and his/her spouse.

Except as noted above, each of the payout options described is subject to the following general provisions governing payout options.

     'All election(s) must be made by written notice in a form acceptable by IDSC. The election(s) will become effective on the date(s) chosen.

     'No election(s) can be made that will require IDSC to make any payment later than 30 years from the date elected; and make any term or periodic interest payment of less than $50.

     'After the date of the elected payout option, the owner may elect to receive all or part of the balance left under a payout option. If done only in part, the balance may be left under the elected option.

Payout Options - Any time after the issue date of the Series D-1 certificate if an "in kind" distribution has occurred, including at the time of maturity, a payout option may be elected for all or any part of a Plan investment. The payout options are described below.

PAGE 13
Payout options may be changed. The balance remaining in the certificate will continue to accrue interest at the then current rate; the amount transferred to an option will continue to accrue interest at the then current option rate. The maturity date of the balance will not be affected. Notwithstanding the provisions of the payout options herein described, tax laws in effect at the time a payout option is selected and plan provisions may limit the availability of the option.

Withdrawals - Withdrawals can be made from the certificate. To do so, a request must be submitted in a form acceptable to IDSC at the address or phone number on the cover of this prospectus. If proceeds from a full or partial surrender are received directly by a participant and are not transferred to a trustee or custodian of a qualified retirement plan, the participant may be penalized by the IRS for this may be considered an early withdrawal.

Installment Payments - Installment payments of $50 or more may be elected. The payment periods designated may be monthly, quarterly, semiannually or annually over a period of more than two years but less than thirty years, but also cannot exceed that permitted under federal tax law. Payments will begin one payment period after the effective date of the payout option. Depending on the size of the payment selected, these payments may include both principal and interest.

Periodic Interest Payments - Combined interest on the Series D-1 certificate may be paid in monthly, quarterly, semiannual or annual payments of more than two years but less than thirty years provided the payments are at least $50. The time period selected cannot exceed that permitted under federal tax law.

Deferred Interest - At maturity or after any installment or periodic interest payout plan has begun, all or part of the Series D-1 certificate may be left with IDSC to continue to earn interest for an additional period of years. The additional years elected may not exceed the earlier of thirty years from the date of maturity or date on which the participant reaches age 70 1/2.

At its option, IDSC may defer for not more than thirty days any payment to which the participant may become entitled prior to the Series D-1 certificate's maturity. IDSC will pay interest on the amount deferred at the rate used in accumulating the reserves for the Series D-1 certificate for any period of deferment. Any payment by us also may be subject to other deferment as provided by the rules, regulations or orders made by the Securities and Exchange Commission.

At Maturity

If an "in kind" distribution has been taken, at the Series D-1 certificate's maturity, a check will be sent for the remaining value of the certificate. Instead of receiving cash, the Deferred Interest Option, or one of the payout options explained above may be selected.

PAGE 14
Transferring Series D-1 Investment Certificate Ownership

When the Series D-1 certificate is owned by a trustee or custodian of a Plan or IRA, the trustee or custodian may request a transfer of the ownership of the Series D-1 certificate on the books of IDSC. A transfer request must be in a form acceptable to the Plan or the IRA custodian and to IDSC and received at IDSC's home office.

Giving Us Instructions

We must receive proper notice in writing or by telephone of any instructions regarding a certificate.

Proper written notice must:

'be addressed to our home office,

'include sufficient information for us to carry out the request, and

'be signed and dated by all participant(s).

All amounts payable by us in connection with the Series D-1 certificate are payable at our home office unless we advise otherwise.

To give us instructions by telephone, call the Client Service
Organization at the telephone numbers listed on the back cover between 8 a.m. and 6 p.m. your local time.

INCOME AND TAXES

Tax Treatment of This Investment

Interest paid to the Series D-1 certificate is generally not taxable until a participant begins to make withdrawals. For further discussion of certain federal tax limitations, see page 9.

Rules regarding Plan distributions and other aspects of the Series D-1 certificate are complicated. We recommend that participants consult their own tax advisor or local American Express Tax and Business Services tax professional, where available, to determine how the rules may apply to their individual situation.

Withholding Taxes

According to federal tax laws, you must provide us with your correct certified taxpayer identification number. This number is your Social Security number. If you do not provide this number, we may be required to withhold a portion of your interest income and certain other payments, including distributions from a retirement account or qualified plan. Be sure your correct taxpayer identification number is provided.

If you supply an incorrect taxpayer identification number, the IRS may assess a $50 penalty against you.

PAGE 15
How your money is used and protected

Invested and guaranteed by IDSC

The IDS Series D-1 Certificate is issued and guaranteed by IDSC, a wholly owned subsidiary of AEFC. We are by far the largest issuer of face amount certificates in the United States, with total assets of more than $3.9 billion and a net worth in excess of $250 million on Dec. 31, 1995.

We back our certificates by investing the money received and keeping the invested assets on deposit. Our investments generate interest and dividends, out of which we pay:
o    interest to certificate holders
o various expenses, including taxes, fees to AEFC for advisory and other services and distribution fees to American Express Financial Advisors Inc.

For a review of significant events relating to our business, see
"Management's discussion and analysis of financial condition and results of operations." Our certificates are not rated by a national rating agency.

Most banks and thrifts offer investments known as certificates of deposit that are similar to our certificates in many ways. Banks and thrifts generally have federal deposit insurance for their deposits and lend much of the deposited money to individuals, businesses and other enterprises. Other financial institutions may offer investments with comparable combinations of safety and return on investment.

Regulated by government

Because the IDS Series D-1 Certificate is a security, its offer and sale are subject to regulation under federal and state securities laws. (It is a face amount certificate -- not a bank product, an equity investment, a form of life insurance or an investment trust.)

The federal Investment Company Act of 1940 requires us to keep investments on deposit in a segregated custodial account to protect all of our outstanding certificates. These investments back the entire value of your certificate account. Their amortized cost must exceed the required carrying value of the outstanding certificates by at least $250,000. As of Dec. 31, 1995, the amortized cost of these investments exceeded the required carrying value of our outstanding certificates by more than $129 million.

Backed by our investments

Our investments are varied and of high quality. This was the composition of our portfolio as of Dec. 31, 1995:

38% government agency bonds
34  corporate and other bonds
17  preferred stocks
 6  mortgages

PAGE 16
 3  municipal bonds
 2  cash and cash equivalents

More than 96% of our securities portfolio (bonds and preferred stocks) is rated investment grade. For additional information regarding securities ratings, please refer to Note 3B in the Financial Statements.

Most of our investments are on deposit with American Express Trust Company (formerly IDS Trust Company), Minneapolis, although we also maintain separate deposits as required by certain states. American Express Trust Company is a wholly owned subsidiary of AEFC. Copies of our Dec. 31, 1995 schedule of Investments in Securities of Unaffiliated Issuers are available upon request. For comments regarding the valuation, carrying values and unrealized appreciation (depreciation) of investment securities, see Notes 1, 2 and 3 to the Financial Statements.

Investment policies

In deciding how to diversify the portfolio -- among what types of investments in what amounts -- the officers and directors of IDSC use their best judgment, subject to applicable law. The following policies currently govern our investment decisions:

Purchasing securities on margin: We will not purchase any securities on margin or participate on a joint basis or a joint-and-several basis in any trading account in securities.

Commodities: We have not and do not intend to purchase or sell commodities or commodity contracts.

Underwriting: We do not intend to engage in the public distribution of securities issued by others. However, if we purchase unregistered securities and later resell them, we may be considered an underwriter under federal securities laws.

Borrowing money: From time to time we have established a line of credit if management believed borrowing was necessary or desirable. While a line of credit does not currently exist, it may be established again in the future. We may pledge some of our assets as security. We may occasionally use repurchase agreements as a way to borrow money. Under these agreements, we sell debt securities to our lender, and repurchase them at the sales price plus an agreed-upon interest rate within a specified period of time.

Real estate: We may invest directly in real estate, though we have not generally done so in the past. We do invest in mortgage loans.

Lending securities: We may lend some of our securities to broker-dealers and receive cash equal to the market value of the securities as collateral. We invest this cash in short-term securities. If the market value of the securities goes up, the borrower pays us additional cash. During the course of the loan, PAGE 17 the borrower makes cash payments to us equal to all interest, dividends and other distributions paid on the loaned securities.
We will try to vote these securities if a major event affecting our investment is under consideration.

When-issued securities: Most of our investments are in debt securities, some of which are purchased on a when-issued basis. It may take as long as 45 days or more before these securities are issued and delivered to us. We generally do not pay for these securities or start earning on them until delivery. We have established procedures to ensure that sufficient cash is available to meet when-issued commitments When-issued securities are subject to market fluctuation and they may affect IDSC's investment portfolio the same as owned securities.

Financials transactions: We buy or sell various types of options contracts for hedging purposes or as a trading technique to facilitate securities purchases or sales. We buy interest rate caps for hedging purposes. These pay us a return if interest rates rise above a specified level. IDSC may enter into other financial transactions, including futures and other derivatives, for the purpose of managing the interest rate exposures associated with IDSC's assets or liabilities. Derivatives are financial instruments whose performance is derived, at least in part, from the performance of an underlying asset, security or index. A small change in the value of the underlying asset, security or index may cause a sizable gain or loss in the fair value of the derivative.

Illiquid securities: A security is illiquid if it cannot be sold in the normal course of business within seven days at approximately its current market value. Some investments cannot be resold to the U.S. public because of their terms or government regulations. All securities, however can be sold in private sales, and many may be sold to other institutions and qualified buyers or on foreign markets. IDSC's investment advisor will follow guidelines established by the board and consider relevant factors such as the nature of the security and the number of likely buyers when determining whether a security is illiquid. No more than 15% of IDSC's investment portfolio will be held in securities that are illiquid. In valuing its investment portfolio to determine this 15% limit, IDSC will use statutory accounting under an SEC order. This means that, for this purpose, the portfolio will be valued in accordance with applicable Minnesota law governing investments of life insurance companies, rather than generally accepted accounting principles.

Restrictions: There are no restrictions on concentration of investments in any particular industry or group of industries or on rates of portfolio turnover.

How your certificate is managed

Relationship between IDSC and American Express Financial
Corporation

IDSC was originally organized as Investors Syndicate of America, Inc., a Minnesota corporation, on Oct. 15, 1940, and began business as an issuer of face amount investment certificates on Jan. 1, PAGE 18
1941. The company became a Delaware corporation on Dec. 31, 1977, and changed its name to IDS Certificate Company on April 2, 1984. Before IDSC was created, AEFC, our parent company and organizer, had issued similar certificates since 1894. IDSC and AEFC have never failed to meet their certificate payments.

During its many years in operation, AEFC has become a leading manager of investments in mortgages and securities. As of Dec. 31, 1995, AEFC managed investments, including its own, of more than $129 billion. A wholly owned subsidiary, American Express Financial Advisors provides a broad range of financial planning services for individuals and businesses through its nationwide network of more than 175 offices and more than 7800 financial advisors. American Express Financial Advisors' financial planning services are comprehensive, beginning with a detailed written analysis that's tailored to your needs. Your analysis may address one of all of these six essential areas: financial position, protection planning, investment planning, income tax planning, retirement planning and estate planning.

American Express Financial Advisors itself is a wholly owned subsidiary of American Express, a financial services company with executive offices at American Express Tower, World Financial
Center, New York, NY 10285.

American Express Financial Advisors Inc. is not a bank, and the securities offered by it, such as face amount certificates issued by IDSC, are not backed or guaranteed by any bank, nor are they insured by the FDIC.

Capital structure and certificates issued

IDSC has authorized, issued and has outstanding 150,000 shares of common stock, par value of $10 per share. AEFC owns all of the outstanding shares.

As of Dec. 31, 1995, IDSC had issued (in face amount)
$13,074,792,382 of installment certificates and $14,769,642,620 of single payment certificates.

Investment management and services

Under an Investment Advisory and Services Agreement, AEFC acts as our investment advisor and is responsible for:

o    providing investment research,
o    making specific investment recommendations, and
o executing purchase and sale orders according to our policy of obtaining the best price and execution.

All these activities are subject to direction and control by our board of directors and officers. Our agreement with AEFC requires annual renewal by our board, including a majority of directors who are not interested persons of AEFC or IDSC as defined in the federal Investment Company Act of 1940.

PAGE 19
For its services, we pay AEFC a monthly fee, equal on an annual basis to a percentage of the total book value of certain assets
(included assets).

Advisory and services fee computation:

                               Percentage of total
Included assets                book value
first $250 million                0.75%
next 250 million                  0.65
next 250 million                  0.55
next 250 million                  0.50
any amount over 1 billion         0.45

Included assets are all assets of IDSC except mortgage loans, real estate, and any other asset on which we pay an advisory or a service fee.

Advisory and services fees for the past three years were:

                                  Percentage of
Year        Total fees            included assets
1995        $16,472,458               0.50%
1994        $13,565,432               0.51%
1993        $15,036,091               0.50%

Estimated advisory and services fees for 1996 are $19,152,000.

Other expenses payable by IDSC: The Investment Advisory and Services Agreement provides that we will pay:
o costs incurred by us in connection with real estate and mortgages,
o    taxes,
o    depository and custodian fees,
o    brokerage commissions,
o fees and expenses for services not covered by other agreements and provided to us at our request, or by requirement, by attorneys, auditors, examiners and professional consultants who are not officers or employees of AEFC,
o fees and expenses of our directors who are not officers or employees of AEFC,
o provision for certificate reserves (interest accrued on certificate holder accounts), and
o expenses of customer settlements not attributable to any sales function.

Distribution

IDSC does not have a distribution agreement or pay a distribution fee for this certificate.

PAGE 20
Employment of other American Express affiliates

AEFC may employ another affiliate of American Express as executing broker for our portfolio transactions only if:

o we receive prices and executions at least as favorable as those offered by qualified independent brokers performing similar services;
o the affiliate charges us commissions consistent with those charged to comparable unaffiliated customers for similar transactions; and
o the affiliate's employment is consistent with the terms of the current Investment Advisory and Services Agreement and federal securities laws.

Directors and officers

IDSC's directors, chairman, president and controller are elected annually for a term of one year. The other executive officers are appointed by the president.

We paid a total of $40,000 during 1995 to directors not employed by IDS.

Board of directors

David R. Hubers*
Born in 1943.  Director since 1987.

President and chief executive officer of AEFC since 1993. Senior vice president and chief financial officer of AEFC from 1984 to 1993.

Charles W. Johnson
Born in 1929.  Director since 1989.

Former vice president and group executive, Industrial Systems, with Honeywell, Inc. Retired 1989.

Richard W. Kling*
Born in 1940.  Director since 1996.

Chairman of the board of directors since 1996. Director of IDS Life Insurance Company since 1984; president since 1994. Executive vice president of Marketing and Products from 1988 to 1994. Senior vice president of AEFC since 1994. Director of IDS Life Series Fund, Inc. and member of the board of managers of IDS Life Variable Annuity Funds A and B.

Edward Landes
Born in 1919.  Director since 1984.

Development consultant. Former sales manager - Supplies Division and district manager - Data Processing Division of IBM Corporation. Retired 1983.

John V. Luck Ph.D.
Born in 1926.  Director since 1987.

Former senior vice president - Science and Technology with General Mills, Inc. Employed with General Mills, Inc. since 1970. Retired 1987.

James A. Mitchell*
Born in 1941.  Director since 1994.

Chairman of the board of directors from 1994 to 1996. Executive vice president - marketing and products of AEFC since 1994. Senior vice president - insurance operations of AEFC and president and chief executive officer of IDS Life Insurance Company from 1986 to 1994.

Harrison Randolph
Born in 1916.  Director since 1968.

Gordon H. Ritz
Born in 1926.  Director since 1968.

President, Con Rad Broadcasting Corp. Director, Sunstar Foods and Mid-America Publishing.

Stuart A. Sedlacek*
Born in 1957.  Director since 1994.

President since 1994. Vice president - assured assets of AEFC since 1994. Vice president and portfolio manager from 1988 to 1994. Executive vice president - assured assets of IDS Life
Insurance Company since 1994.

*"Interested Person" of IDSC as that term is defined in Investment Company Act of 1940.

Executive officers

Stuart A. Sedlacek
Born in 1957.  President since 1994.

Morris Goodwin Jr.
Born in 1951.  Vice president and treasurer since 1989.

Vice president and corporate treasurer of AEFC since 1989. Chief financial officer and treasurer of American Express Trust Company from 1988 to 1989.

Timothy S. Meehan
Born in 1957.  Secretary since 1995.

Secretary of AEFC and American Express Financial Advisors Inc.
since 1995. Senior counsel to AEFC since 1995. Counsel from 1990 to 1995.

Lorraine R. Hart
Born in 1951.  Vice president-investments since 1994.

Vice president - insurance investments of AEFC since 1989. Vice president, investments of IDS Life Insurance Company since 1992.

Jay C. Hatlestad
Born in 1957.  Vice president and controller of IDSC since 1994.

Manager of investment accounting of IDS Life Insurance Company from 1986 to 1994.

Bruce A. Kohn
Born in 1951.  Vice president and general counsel since 1993.

Counsel to AEFC since 1992.  Associate counsel from 1987 to 1992.

F. Dale Simmons
Born in 1937.  Vice president - Real Estate Loan Management since
1993.

Vice president of AEFC since 1992. Senior portfolio manager of AEFC since 1989. Assistant vice president from 1987 to 1992.

The officers and directors as a group beneficially own less than 1% of the common stock of American Express Company.

IDSC has provisions in its bylaws relating to the indemnification of its officers and directors against liability, as permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PAGE 23
Auditors

A firm of independent auditors audits our financial statements at the close of each fiscal year (Dec. 31). Copies of our annual financial statements (audited) and semiannual financial statements (unaudited) are available to any certificate holder upon request.

Ernst & Young, LLP, Minneapolis, has audited the financial statements for each of the years in the three-year period ended
Dec. 31, 1995. These statements are included in this prospectus.
Ernst & Young, LLP, is also the auditor for American Express, the parent company of AEFC and IDSC.

(Back cover of prospectus)

Quick telephone reference

Client Service Organization/Transaction Line
Withdrawals, transfers, inquiries

National/Minnesota:  800-437-3133
Mpls./St. Paul area: 612-671-3800

TTY Service
For the hearing impaired
800-846-4293

American Express Easy Access Line
Current rate information, account value, cash transactions information (automated response, TouchtoneR phones only)

National/Minnesota:  800-272-4445
Mpls./St. Paul area: 612-671-1630

(AEFA LOGO)

IDS Series D-1 Investment Certificate
IDS Tower 10
Minneapolis, MN  55440-0010

Summary of selected financial information

The following selected financial information has been derived from the audited financial statements and should be read in conjunction with those statements and the related notes to financial statements. Also see Management's Discussion and Analysis of Financial Condition and Results of Operations for additional comments.

Year Ended Dec. 31,                                       1995         1994        1993         1992      1991
                                                                               ($ thousands)
Statement of Operations Data:
Investment income                                       $256,913     $207,975    $236,859     $294,799    $351,970
Investment expenses                                       62,817       58,690      65,404       69,630      63,353

Net investment income before provision for
  certificate reserves and income tax benefit            194,096      149,285     171,455      225,169     288,617
Net provision for certificate reserves                   176,407      107,288     123,516      178,175     258,443

Net investment income before income taxes                 17,689       41,997      47,939       46,994      30,174
Income tax benefit                                         9,097        2,663       3,365       11,666      20,537

Net investment income                                     26,786       44,660      51,304       58,660      50,711

Realized gain (loss) on investments - net:
Securities of unaffiliated issuers                           452       (7,514)     (9,870)      (9,498)       (129)
Other - unaffiliated                                        (120)       1,638        (418)        (500)     (1,053)

Total gain (loss) on investments                             332       (5,876)    (10,288)      (9,998)     (1,182)
Income tax benefit (expense)                                (117)       2,047       4,617            -         402

Net realized gain (loss) on investments                      215       (3,829)     (5,671)      (9,998)       (780)
Net income - wholly owned subsidiary                         373          241         120            3         139

Net income                                               $27,374      $41,072     $45,753      $48,665     $50,070

Dividends declared:
Cash                                                          $-      $40,200     $64,500      $83,750     $74,800
In-kind(a)                                                     -            -           -       64,558      25,466

Balance Sheet Data:
Total assets                                          $3,912,131   $3,040,857  $2,951,405   $3,444,985  $3,971,583
Certificate loans                                         51,147       58,203      67,429       77,347      88,570
Certificate reserves                                   3,628,574    2,887,405   2,777,451    3,256,472   3,712,570
Stockholder's equity                                     250,307      141,852     161,138      179,885     223,820

IDS Certificate Company (IDSC) is 100% owned by American Express Financial Corporation (Parent).

(a) Consisted of an investment security at amortized cost in 1992 and a reduction in the note receivable from
Parent in 1991.
/TABLE

Management's discussion and analysis of financial condition and results of operations

Results of operations:

IDS Certificate Company's (IDSC) earnings are derived primarily from the after-tax yield on invested assets less investment expenses and interest credited on certificate reserve liabilities. Changes in earnings' trends occur largely due to changes in the rates of return on investments and the rates of interest credited to certificate holder accounts and also, the mix of fully taxable and tax-advantaged investments in the IDSC portfolio.

During the years 1992 and 1993, total assets and certificate reserve liabilities decreased due to certificate maturities and surrenders exceeding certificate sales. The excess of certificate maturities and surrenders over certificate sales in 1992 and 1993 primarily reflected lower accrual rates declared by IDSC in those years, which in turn, reflected lower interest rates available in the marketplace.

During the years 1994 and 1995, total assets and certificate reserves increased due to certificate sales exceeding certificate maturities and surrenders. The excess of certificate sales over certificate maturities and surrenders resulted primarily from higher accrual rates declared by IDSC during the last six months of 1994 and the first six months of 1995, reflecting rising interest rates in the marketplace. The increase in total assets in 1995 reflects also an increase of $81 million in net unrealized appreciation on investment securities classified as available for sale. The increase in total assets in 1994 was tempered by $23 million of net unrealized depreciation on investment securities classified as available for sale, net of deferred taxes of $13 million.

1995 Compared to 1994:

Gross investment income increased 24% due primarily to a higher average balance of invested assets and slightly higher investment yields.

The 7.1% increase in investment expenses resulted primarily from higher distribution fees due to higher sales of certificates that provide for no deferral of those fees, and higher investment advisory and services fee due to a higher asset base on which the fee is calculated. These increases were partially offset by lower amortization of the cost of options and interest rate caps. The lower amortization of interest rate caps reflects the net of $1.7 million of accelerated amortization and $5.6 million higher interest earned under the cap agreements.

Net provision for certificate reserves increased 65% reflecting a higher average balance of certificate reserves and higher accrual rates.

PAGE 27
The increase in income tax benefit resulted primarily from a greater portion of net investment income before income tax benefit being attributable to tax-advantaged income.

1994 Compared to 1993:

Gross investment income decreased 12% due primarily to a lower average balance of invested assets and slightly lower investment yields.

The 10% decrease in investment expenses resulted primarily from lower amortization of the cost of interest rate caps and $2.3 million of interest earned under the cap agreements in 1994. Lower amortization of deferred distribution fees, and lower investment advisory and services fees due to a lower average asset base on which the fee is calculated contributed also to the decrease in investment expenses.

Net provision for certificate reserves decreased 13% reflecting lower accrual rates during the first six months of the year and a lower average balance of certificate reserves.

The decrease in income tax benefit resulted primarily from lower tax-advantaged income.

Liquidity and cash flow:

IDSC's principal sources of cash are reserve payments from sales of face-amount certificates and cash flows from investments. In turn, IDSC's principal uses of cash are payments to certificate holders for matured and surrendered certificates, purchase of investments and payments of dividends to its Parent.

Certificate sales volume increased 38% in 1995, reflecting higher accrual rates and clients' ongoing desire for safety of principal. Sales of certificates totaled $1.5 billion compared to $1.1 billion in 1994 and $.6 billion during 1993. Certificate sales in 1995 benefitted also from a special introductory promotion of IDSC's 11-month term Flexible Savings certificate.

The special promotion of the 11-month term Flexible Savings certificate was offered from May 10, 1995 to July 3, 1995, and applied only to sales of new certificate accounts during the promotion period. Certificates sold during the promotion period received a special interest rate of 7.0% for the 11-month term and totaled $562 million.

IDSC, as an issuer of face-amount certificates, is affected whenever there is a significant change in interest rates. In view of the uncertainty in the investment markets and due to the short-term repricing nature of certificate reserve liabilities, IDSC continues to invest in securities that provide for more immediate, periodic interest/principal payments, resulting in improved liquidity. To accomplish this, IDSC continues to invest much of its cash flow in mortgage-backed securities and intermediate-term bonds.

PAGE 28
IDSC's investment program is designed to maintain an investment portfolio that will produce the highest possible after-tax yield within acceptable risk standards with additional emphasis on liquidity. The program considers investment securities as investments acquired to meet anticipated certificate holder obligations.

Effective Jan.1, 1994, IDSC adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Under the SFAS No. 115, debt securities that IDSC has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities IDSC does not have the positive intent to hold to maturity, as well as all marketable equity securities, are classified as available for sale and carried at fair value. The available-for-sale classification does not mean that IDSC expects to sell these securities, but that under SFAS No. 115 positive intent criteria, these securities are available to meet possible liquidity needs should there be significant changes in market interest rates or certificate holder demand. See notes 1 and 3 to the financial statements for additional information relating to SFAS No. 115.

At Dec. 31, 1995, securities classified as held to maturity and carried at amortized cost were $1.0 billion. Securities classified as available for sale and carried at fair value were $2.4 billion. These securities, which comprise 90% of IDSC's total invested assets, are well diversified. Of these securities, 97% are of investment grade and, other than U.S. Government Agency mortgage-backed securities, no one issuer represents more than 1% of these securities. See note 3 to financial statements for additional information on ratings and diversification.

During the year ended Dec. 31, 1995, investment securities, primarily municipal bonds, with an amortized cost and fair value of $112 million and $117 million, respectively, were reclassified from held to maturity to available for sale. The reclassification was made on Dec. 4, 1995, as a result of IDSC adopting the FASB Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities". There were no other transfers of securities during the years 1995 and 1994.

Derivative financial instruments:

IDSC enters into transactions involving interest rate caps, and purchased and written call options to manage its exposure to rising
interest rates.  IDSC does not enter into such   transactions for
trading purposes. There is a possibility that the value of these instruments will change due to fluctuations in a factor from which the instruments derive their values. IDSC is not subject to this market risk because these instruments are largely used to hedge such risks, and therefore, the cash flow and income effects of the instruments are inverse to the effects of the underlying transactions. See note 9 to financial statements for additional information regarding derivative financial instruments.

PAGE 29
Capital contributions:

To maintain its regulatory capital requirements, IDSC received a capital contribution from its Parent of $28.5 million in 1995.

Ratios:

The ratio of stockholder's equity, excluding net unrealized holding gains and losses on investment securities, to total assets less certificate loans and net unrealized holding gains and losses on investment securities at Dec. 31, 1995 was 5.79% compared to 5.49% in 1994. IDSC intends to manage this ratio to 5.0% in 1996, which meets current regulatory requirements.

PAGE 30
Annual Financial Information

Report of Independent Auditors

The Board of Directors and Security Holders
IDS Certificate Company:

We have audited the accompanying balance sheets of IDS Certificate Company, a wholly owned subsidiary of American Express Financial Corporation, as of December 31, 1995 and 1994, and the related statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the management of IDS Certificate Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of investments owned as of December 31, 1995 and 1994 by correspondence with custodians and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IDS Certificate Company at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in note 1 to the financial statements, IDS Certificate Company changed its method of accounting for certain investments in debt and equity securities in 1994.



ERNST & YOUNG  LLP
Minneapolis, Minnesota
February 8, 1996

PAGE 31
IDS Certificate Company

Responsibility for Preparation of Financial Statements

The management of IDS Certificate Company (IDSC) is responsible for the preparation and fair presentation of its financial statements. The financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances, and include amounts based on the best judgment of management. IDSC's management is also responsible for the accuracy and consistency of other financial information included in the prospectus.

In recognition of its responsibility for the integrity and objectivity of data in the financial statements, IDSC maintains a
system of internal control over financial reporting.   The system
is designed to provide reasonable, but not absolute, assurance with respect to the reliability of IDSC's financial statements. The concept of reasonable assurance is based on the notion that the cost of the internal control system should not exceed the benefits derived.

The internal control system is founded on an ethical climate and includes an organizational structure with clearly defined lines of responsibility, policies and procedures, a Code of Conduct, and the careful selection and training of employees. Internal auditors monitor and assess the effectiveness of the internal control system and report their findings to management throughout the year. IDSC's independent auditors are engaged to express an opinion on the year-end financial statements and, with the coordinated support of the internal auditors, review the financial records and related data and test the internal control system over financial reporting.

PAGE 32
Balance Sheets, Dec. 31,

Assets

Qualified Assets (note 2)                                         1995           1994
                                                                   ($ thousands)
Investments in unaffiliated issuers (notes 3, 4 and 10):
  Cash and cash equivalents                                    $56,873       $140,128
  Held-to-maturity securities                                1,002,905      1,245,793
  Available-for-sale securities                              2,408,491      1,226,674
  First mortgage loans on real estate                          233,394        253,968
  Certificate loans - secured by certificate reserves           51,147         58,203

Investments in and advances to affiliates                        5,655          5,399

Total investments                                            3,758,465      2,930,165

Receivables:
  Dividends and interest                                        49,632         42,261
  Investment securities sold                                    42,872          7,269

Total receivables                                               92,504         49,530

Other (notes 9 and 10)                                          32,778         25,094

Total qualified assets                                       3,883,747      3,004,789


Other Assets

Deferred distribution fees                                      28,286         27,142
Deferred federal income taxes (note 8)                               -          8,372
Other                                                               98            554

Total other assets                                              28,384         36,068


Total assets                                                $3,912,131     $3,040,857

See notes to financial statements.
PAGE 33
Balance Sheets, Dec. 31,

Liabilities and Stockholder's Equity

Liabilities                                                       1995           1994
                                                                      ($ thousands)
Certificate Reserves (notes 5 and 10):
Installment certificates:
  Reserves to mature                                          $330,415       $335,712
  Additional credits and accrued interest                       21,555         19,698
  Advance payments and accrued interest                          1,394          1,634
  Other                                                             55             56
Fully paid certificates:
  Reserves to mature                                         3,127,301      2,389,198
  Additional credits and accrued interest                      147,468        140,766
Due to unlocated certificate holders                               386            341

Total certificate reserves                                   3,628,574      2,887,405

Accounts Payable and Accrued Liabilities:
  Due to Parent (note 7A)                                        1,541          1,186
  Due to Parent for federal income taxes                           103              -
  Due to affiliates (note 7B and 7C)                             2,068          2,883
  Payable for investment securities purchased                        -          1,362
  Accounts payable, accrued expenses and other (notes 9 and 10) 12,249          6,169

Total accounts payable and accrued liabilities                  15,961         11,600

Deferred federal income taxes (note 8)                          17,289              -

Total liabilities                                            3,661,824      2,899,005

Stockholder's Equity (notes 5B, 5C, and 6):

Common stock, $10 par - authorized and issued 150,000 shares     1,500          1,500
Additional paid-in capital                                     168,844        140,344
Retained earnings:
  Appropriated for predeclared additional credits/interest      18,878         18,398
  Appropriated for additional interest on advance payments          50             50
  Unappropriated                                                31,612          4,718
Unrealized holding gains (losses) on investment
  securities - net (note 3A)                                    29,423        (23,158)

Total stockholder's equity                                     250,307        141,852

Total liabilities and stockholder's equity                  $3,912,131     $3,040,857

See notes to financial statements.
/TABLE

PAGE 34

Statements of Operations

Year ended Dec. 31,                                            1995         1994        1993
                                                                 ($ thousands)
Investment Income:
Interest income from investments:
  Bonds and notes:
    Unaffiliated issuers                                   $181,902     $125,546    $140,991
  Mortgage loans on real estate:
    Unaffiliated                                             22,171       24,006      24,071
    Affiliated                                                   56           68          78
  Certificate loans                                           2,963        3,342       3,882
Dividends                                                    48,614       54,170      67,115
Other                                                         1,207          843         722

Total investment income                                     256,913      207,975     236,859

Investment Expenses:
Parent and affiliated company fees (note 7):
  Distribution                                               33,977       27,007      28,477
  Investment advisory and services                           16,472       13,565      15,036
  Depositary                                                    242          183         201
Options (note 9)                                              8,038        9,854       9,419
Interest rate caps (note 9)                                   3,725        7,608      11,667
Other                                                           363          473         604

Total investment expenses                                    62,817       58,690      65,404

Net investment income before provision
  for certificate reserves and income tax benefit          $194,096     $149,285    $171,455

See notes to financial statements.

PAGE 35
Statements of Operations (continued)

Year ended Dec. 31,                                            1995         1994        1993
                                                                    ($ thousands)
Provision for Certificate Reserves (notes 5 and 9):
According to the terms of the certificates:
  Provision for certificate reserves                        $11,009      $13,317     $20,555
  Interest on additional credits                              2,300        3,174       3,605
  Interest on advance payments                                   73           61          90
Additional credits/interest authorized by IDSC:
  On fully paid certificates                                157,857       85,101      93,546
  On installment certificates                                 6,288        6,741       6,704

Total provision before reserve recoveries                   177,527      108,394     124,500
Reserve recoveries from terminations
 prior to maturity                                           (1,120)      (1,106)       (984)

Net provision for certificate reserves                      176,407      107,288     123,516

Net investment income before income tax benefit              17,689       41,997      47,939
Income tax benefit (note 8)                                   9,097        2,663       3,365

Net investment income                                        26,786       44,660      51,304

Realized gain (loss) on investments - net:
  Securities of unaffiliated issuers                            452       (7,514)     (9,870)
  Other-unaffiliated                                           (120)       1,638        (418)

Total gain (loss) on investments                               332        (5,876)    (10,288)

Income tax benefit (expense) (note 8):
  Current                                                      160         2,414      19,508
  Deferred                                                     (277)        (367)    (14,891)

Total income tax benefit (expense)                             (117)       2,047       4,617

Net realized gain (loss) on investments                         215       (3,829)     (5,671)

Net income - wholly owned subsidiary                            373          241         120

Net income                                                  $27,374      $41,072     $45,753

See notes to financial statements.

PAGE 36
Statements of Stockholder's Equity

Year ended Dec. 31,                                            1995         1994        1993
                                                                 ($ thousands)

Common Stock:
Balance at beginning and end of year                         $1,500       $1,500      $1,500

Additional Paid-in Capital:
Balance at beginning of year                               $140,344     $147,144    $166,144
Contribution from Parent                                     28,500        3,000           -
Cash dividends declared                                           -       (9,800)    (19,000)

Balance at end of year                                     $168,844     $140,344    $147,144

Retained Earnings:
Appropriated for predeclared additional credits/interest (note 5B):
Balance at beginning of year                                $18,398       $2,726      $2,804
Transferred from (to) unappropriated retained earnings          480       15,672         (78)

Balance at end of year                                      $18,878      $18,398      $2,726

Appropriated for additional interest on advance payments (note 5C):
Balance at beginning of year                                    $50          $25        $100
Transferred from (to) unappropriated retained earnings            -           25         (75)

Balance at end of year                                          $50          $50         $25

Unappropriated (note 6):
Balance at beginning of year                                 $4,718       $9,743      $9,337
Net income                                                   27,374       41,072      45,753
Transferred (to) from appropriated retained earnings           (480)     (15,697)        153
Cash dividends declared                                           -      (30,400)    (45,500)

Balance at end of year                                      $31,612       $4,718      $9,743

Unrealized holding gains and losses on investment securities -
  net (notes 1 and 3A):
Balance at beginning of year                               ($23,158)          $-          $-
Adjustment due to initial application of SFAS 115                 -        8,827           -
Change during year                                           52,581      (31,985)          -

Balance at end of year                                      $29,423     ($23,158)         $-

Total stockholder's equity                                 $250,307     $141,852    $161,138

See notes to financial statements.

PAGE 37
Statements of Cash Flows

Year ended Dec. 31,                                            1995         1994        1993
                                                                 ($ thousands)
Cash flows from operating activities:
Net income                                                  $27,374      $41,072     $45,753
Adjustments to reconcile net income to net
cash provided by operating activities:
  Net income of wholly owned subsidiary                        (373)        (241)       (120)
  Certificate reserves                                      176,407      107,288     123,516
  Interest income added to certificate loans                 (1,902)      (2,133)     (2,454)
  Amortization of premium/discount-net                       19,232       22,114      27,494
  Deferred federal income taxes                              (2,652)       4,263      11,446
  Deferred distribution fees                                 (1,144)      (7,527)      1,935
  Net (gain) loss on investments                               (332)       5,876      10,288
  (Increase) decrease in dividends and interest receivable   (7,371)      (1,829)     10,009
  (Increase) decrease in other assets                           466         (466)        967
  Increase (decrease) in other liabilities                   (1,549)      (3,210)      4,979

Net cash provided by operating activities                   208,156      165,207     233,813

Cash flows from investing activities:
Maturity and redemption of investments:
  Held-to-maturity securities                               315,766      350,411     641,778
  Available-for-sale securities                             325,521      173,547           -
  Other investments                                          46,004       35,130      21,373
Sale of investments:
  Held-to-maturity securities                                22,305        3,164     329,942
  Available-for-sale securities                              48,372      267,808           -
  Other investments                                              21            -       5,454
Certificate loan payments                                     6,061        7,508       8,991
Purchase of investments:
  Held-to-maturity securities                              (208,140)     (46,080)   (498,841)
  Available-for-sale securities                          (1,397,983)    (830,826)          -
  Other investments                                         (17,234)      (9,208)    (78,816)
Certificate loan fundings                                    (7,776)      (7,603)    (10,275)
Investment in subsidiary                                          -         (450)     (2,000)

Net cash (used in) provided by investing activities       ($867,083)    ($56,599)   $417,606

See notes to financial statements.

PAGE 38
Statements of Cash Flows (continued)

Year ended Dec. 31,                                            1995         1994        1993
                                                                        ($ thousands)

Cash flows from financing activities:
Reserve payments by certificate holders                  $1,577,884   $1,185,762    $709,684
Proceeds from securities loaned to brokers                        -            -       6,150
Proceeds from reverse repurchase agreements                       -            -      72,800
Capital contribution from Parent                             28,500        3,000           -
Certificate maturities and cash surrenders               (1,030,712)  (1,171,101) (1,312,260)
Payments to brokers upon return of securities loaned              -            -      (7,793)
Payments under reverse repurchase agreements                      -            -     (72,800)
Dividends paid                                                    -      (40,200)    (64,500)

Net cash provided by (used in) financing activities         575,672      (22,539)   (668,719)

Net increase (decrease) in cash and cash equivalents        (83,255)      86,069     (17,300)
Cash and cash equivalents beginning of year                 140,128       54,059      71,359

Cash and cash equivalents end of year                       $56,873     $140,128     $54,059


Supplemental disclosures including non-cash transactions:
Cash received for income taxes                               $6,854       $2,416     $26,606
Certificate maturities and surrenders through loan
 reductions                                                  10,673       11,454      13,656

See notes to financial statements.

PAGE 39
Notes to Financial Statements ($ in thousands unless indicated otherwise)


1. Nature of business and summary of significant accounting policies

Nature of business

IDS Certificate Company (IDSC) is a wholly owned subsidiary of American Express Financial Corporation (Parent), which is a wholly owned subsidiary of American Express Company. IDSC is registered as an investment company under the Investment Company Act of 1940 ("the 1940 Act") and is in the business of issuing face-amount investment certificates. The certificates issued by IDSC are not insured by any government agency. IDSC's certificates are sold primarily by American Express Financial Advisors Inc.'s (an affiliate) field force operating in 50 states, the District of Columbia and Puerto Rico. IDSC's Parent acts as investment advisor for IDSC.

IDSC currently offers eight types of certificates with specified maturities ranging from four to twenty years. Within their specified maturity, most certificates have interest rate terms of one to thirty-six months. In addition, one type of certificate has interest tied, in whole or in part, to any upward movement in a broad-based stock market index. Except for two types of certificates, all of the certificates are available as qualified investments for Individual Retirement Accounts or 401(k) plans and other qualified retirement plans.

IDSC's gross income is derived primarily from interest and dividends generated by its investments. IDSC's net income is determined by deducting from such gross income its provision for certificate reserves, and other expenses, including taxes, the fee paid to Parent for investment advisory and other services, and the distribution fees paid to American Express Financial Advisors Inc.

Described below are certain accounting policies that are important to an understanding of the accompanying financial statements.

Basis of financial statement presentation

The accompanying financial statements are presented in accordance with generally accepted accounting principles. IDSC uses the equity method of accounting for its wholly owned unconsolidated subsidiary, which is the method prescribed by the Securities and Exchange Commission (SEC) for issuers of face-amount certificates. Certain amounts from prior years have been reclassified to conform to the current year presentation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of income and expenses during the year then ended. Actual results could differ from those estimates.

Fair values of financial instruments

The fair values of financial instruments disclosed in the notes to financial statements are estimates based upon current market conditions and perceived risks, and require varying degrees of management judgment.

Preferred stock dividend income

IDSC recognizes dividend income from cumulative redeemable preferred stocks with fixed maturity amounts on an accrual basis similar to that used for recognizing interest income on debt securities.

Securities

Cash equivalents are carried at amortized cost, which approximates fair value. IDSC has defined cash and cash equivalents as cash in banks and highly liquid investments with a maturity of three months or less at acquisition and are not interest rate sensitive.

Debt securities that IDSC has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities IDSC does not have the positive intent to hold to maturity, as well as all marketable equity securities, are classified as available for sale and carried at fair value. Unrealized holding gains and losses on securities classified as available for sale are carried, net of deferred income taxes, as a separate component of stockholder's equity.

The basis for determining cost in computing realized gains and losses on securities is specific identification. When there is a decline in value that is other than temporary, the securities are carried at estimated realizable value with the amount of adjustment included in income.

First mortgage loans on real estate

Mortgage loans are carried at amortized cost, less reserves for losses, which is the basis for determining any realized gains or losses.

Certificates

Investment certificates may be purchased either with a lump-sum payment or by installment payments. Certificate holders are entitled to receive at maturity a definite sum of money. Payments from certificate holders are credited to investment certificate reserves. Investment certificate reserves accumulate at specified percentage rates. Reserves also are maintained for advance payments made by certificate holders, accrued interest thereon, and for additional credits and accrued interest thereon. On certificates allowing for the deduction of a surrender charge, the cash surrender values may be less than accumulated investment certificate reserves prior to maturity dates. Cash surrender values on certificates allowing for no surrender charge are equal PAGE 41 to certificate reserves. The payment distribution, reserve accumulation rates, cash surrender values, reserve values and other matters are governed by the 1940 Act.

Deferred distribution fee expense

On certain series of certificates, distribution fees are deferred and amortized over the estimated lives of the related certificates, which is approximately 10 years. Upon surrender, unamortized deferred distribution fees are charged against income.

Federal income taxes

IDSC's taxable income or loss is included in the consolidated federal income tax return of American Express Company. IDSC provides for income taxes on a separate return basis, except that, under an agreement between Parent and American Express Company, tax benefits are recognized for losses to the extent they can be used in the consolidated return. It is the policy of Parent and its subsidiaries that Parent will reimburse a subsidiary for any tax benefits recorded.

2.  Deposit of assets and maintenance of qualified assets

A) Under the provisions of its certificates and the 1940 Act, IDSC was required to have qualified assets (as that term is defined in Section 28(b) of the 1940 Act) in the amount of $3,619,188 and $2,895,226 at Dec. 31, 1995 and 1994, respectively. IDSC had qualified assets of $3,838,482 at Dec. 31, 1995 and $3,040,416 at
Dec. 31, 1994, excluding net unrealized appreciation on available-for-sale securities of $45,265 at Dec. 31, 1995 and net unrealized depreciation of $35,627 at Dec. 31, 1994.

Qualified assets are valued in accordance with such provisions of Minnesota Statutes as are applicable to investments of life insurance companies. Qualified assets for which no provision for valuation is made in such statutes are valued in accordance with rules, regulations or orders prescribed by the SEC. These values are the same as financial statement carrying values, except for debt securities classified as available for sale and all marketable equity securities, which are carried at fair value in the financial statements but are valued at amortized cost for qualified asset and deposit maintenance purposes.

B) Pursuant to provisions of the certificates, the 1940 Act, the central depositary agreement and to requirements of various states, qualified assets of IDSC were deposited as follows:

PAGE 42

                                                 Dec. 31, 1995

                                                    Required
                                       Deposits     deposits       Excess
Deposits to meet certificate
liability requirements:
States                                     $414         $384          $30
Central Depositary                    3,678,295    3,548,334      129,961

Total                                $3,678,709   $3,548,718     $129,991


                                                 Dec. 31, 1994

                                                    Required
                                       Deposits     deposits       Excess
Deposits to meet certificate
liability requirements:
States                                     $417         $388          $29
Central Depositary                    2,939,538    2,817,716      121,822

Total                                $2,939,955   $2,818,104     $121,851

The assets on deposit at Dec. 31, 1995 and 1994 consisted of securities having a deposit value of $3,435,074 and $2,659,676, respectively; mortgage loans of $229,554 and $252,263, respectively; and other assets of $14,081 and $28,016, respectively. Mortgage loans on deposit include an affiliated mortgage loan.

American Express Trust Company is the central depositary for IDSC.
See note 7C.

3.  Investments in securities

A) Fair values of investments in securities represent market prices and estimated fair values when quoted prices are not available. Estimated fair values are determined by IDSC using established procedures, involving review of market indexes, price levels of current offerings and comparable issues, price estimates and market data from independent brokers and financial files. The procedures are reviewed annually. IDSC's vice president - investments reports to the board of directors on an annual basis regarding such pricing sources and procedures to provide assurance that fair value is being achieved.

The following is a summary of securities held to maturity and securities available for sale at Dec. 31, 1995 and Dec. 31, 1994.

PAGE 43

                                                                 Dec. 31, 1995
                                                                           Gross       Gross
                                              Amortized        Fair      unrealized  unrealized
                                                cost           value       gains       losses
HELD TO MATURITY
U.S. Government and agencies obligations           $415          $427           $12          $-
Mortgage-backed securities                       54,477        55,708         1,234           3
Corporate debt securities                       333,861       348,860        15,029          30
Stated maturity preferred stock                 614,152       643,436        30,072         788

                                             $1,002,905    $1,048,431       $46,347        $821
AVAILABLE FOR SALE
Mortgage-backed securities                   $1,321,051    $1,340,956       $21,349      $1,444
State and municipal obligations                 101,399       105,680         4,281           -
Corporate debt securities                       918,792       939,878        22,638       1,552
Stated maturity preferred stock                  21,229        21,365           192          56
Common stock                                        755           612             -         143

                                             $2,363,226    $2,408,491       $48,460      $3,195

                                                                 Dec. 31, 1994
                                                                           Gross       Gross
                                              Amortized        Fair      unrealized  unrealized
                                                 cost         value        gains       losses
HELD TO MATURITY
U.S. Government and agencies obligations           $417          $417            $1          $1
Mortgage-backed securities                       65,101        66,329         1,251          23
State and municipal obligations                 145,205       150,856         5,659           8
Corporate debt securities                       405,716       408,087         5,683       3,312
Foreign government bonds and obligations         10,048        10,065            17           -
Stated maturity preferred stock                 619,306       616,655        10,201      12,852

                                             $1,245,793    $1,252,409       $22,812     $16,196
AVAILABLE FOR SALE
Mortgage-backed securities                     $745,513      $724,276        $1,079     $22,316
Corporate debt securities                       487,799       473,865           460      14,394
Stated maturity preferred stock                  28,234        27,894            50         390
Common stock                                        755           639             -         116

                                             $1,262,301    $1,226,674        $1,589     $37,216

The amortized cost and fair value of securities held to maturity and available for sale, by contractual maturity, at Dec. 31, 1995, are shown below. Cash flows will differ from contractual maturities because issuers may have the right to call or prepay obligations.

                                                               Amortized        Fair
                                                                  cost          value
HELD TO MATURITY
Due within 1 year                                                $94,577       $95,440
Due after 1 through 5 years                                      388,529       407,994
Due after 5 years through 10 years                               269,579       283,685
Due after 10 years                                               195,743       205,604
                                                                 948,428       992,723
Mortgage-backed securities                                        54,477        55,708

                                                              $1,002,905    $1,048,431
AVAILABLE FOR SALE
Due within 1 year                                               $146,731      $148,072
Due after 1 through 5 years                                      746,470       765,480
Due after 5 years through 10 years                                38,433        41,945
Due after 10 years                                               109,786       111,426
                                                               1,041,420     1,066,923
Mortgage-backed securities                                     1,321,051     1,340,956
Common stock                                                         755           612

                                                              $2,363,226    $2,408,491
/TABLE

PAGE 44
During the years ended Dec. 31, 1995 and 1994, there were no securities classified as trading securities.

The proceeds from sales of available-for-sale securities and the gross realized gains and gross realized losses on those sales during the years ended Dec. 31, 1995 and 1994, were as follows:

                                                                    1995          1994
Proceeds                                                         $83,970      $265,008
Gross realized gains                                                  36           363
Gross realized losses                                              1,854        10,140

Sales of held-to-maturity securities, due to significant credit deterioration, during the years ended Dec. 31, 1995 and 1994, were as follows:

                                                                    1995          1994
Amortized cost                                                   $22,782        $3,158
Gross realized gains                                                   2             5
Gross realized losses                                                479             -

During the year ended Dec. 31, 1995, securities with an amortized cost and fair value of $111,967 and $116,882, respectively, were reclassified from held to maturity to available for sale. The reclassification was made on Dec. 4, 1995, as a result of IDSC adopting the FASB Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities."

B) Investments in securities with fixed maturities comprised 90% and 84% of IDSC's total invested assets at Dec. 31, 1995 and 1994, respectively. Securities are rated by Moody's and Standard & Poors (S&P), or by Parent's internal analysts, using criteria similar to Moody's and S&P, when a public rating does not exist. A summary of investments in securities with fixed maturities by rating of investment is as follows:

Rating                                                              1995          1994
Aaa/AAA                                                              44%           36%
Aa/AA                                                                 2             5
Aa/A                                                                  2             3
A/A                                                                  23            25
A/BBB                                                                 6             3
Baa/BBB                                                              20            24
Below investment grade                                                3             4

                                                                    100%          100%

Of the securities rated Aaa/AAA, 92% at Dec. 31, 1995 and 88% at
Dec. 31, 1994 are U.S. Government Agency mortgage-backed securities that are not rated by a public rating agency. Approximately 11% at Dec. 31, 1995 and 17% at Dec. 31, 1994 of other securities with fixed maturities are rated by Parent's internal analysts. At Dec. PAGE 45
31, 1995 and 1994 no one issuer, other than U.S. Government Agency mortgage-backed securities, is greater than 1% of IDSC's total investment in securities with fixed maturities.

C) IDSC reserves freedom of action with respect to its acquisition of restricted securities that offer advantageous and desirable investment opportunities. In a private negotiation, IDSC may purchase for its portfolio all or part of an issue of restricted securities. Since IDSC would intend to purchase such securities for investment and not for distribution, it would not be acting as a distributor if such securities are resold by IDSC at a later date.

The fair values of restricted securities are determined by the board of directors using the procedures and factors described in paragraph A of note 3.

In the event IDSC were to be deemed to be a distributor of the restricted securities, it is possible that IDSC would be required to bear the costs of registering those securities under the Securities Act of 1933, although in most cases such costs would be borne by the issuer of the restricted securities.

4.  Investments in first mortgage loans on real estate

As of Jan. 1, 1995, IDSC adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS No. 114), as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (SFAS No. 118). The adoption of the new rules did not have a material impact on IDSC's results of operations or financial condition.

SFAS No. 114 applies to all loans except for smaller-balance homogeneous loans that are collectively evaluated for impairment.
Impairment is measured as the excess of the loan's recorded investment over its present value of expected principal and interest payments discounted at the loan's effective interest rate, or the fair value of collateral. The amount of the impairment is recorded in a reserve for loss on mortgage loans.

Based on management's judgment as to the ultimate collectibility of principal, interest payments received are either recognized as income or applied to the recorded investment in the loan until it has been recovered.

The reserve for loss on mortgage loans is maintained at a level that management believes is appropriate to absorb estimated credit losses in the mortgage loan portfolio. The level of the reserve account is determined based on several factors, including historical experience, expected future principal and interest payments, estimated collateral values, and current and anticipated economic and political conditions. Management regularly evaluates the adequacy of the reserve for loss on mortgage loans.

At Dec. 31, 1995, IDSC's recorded investment in impaired mortgage loans was $1,004 and the reserve for loss on that amount was $611.

PAGE 46
During 1995, the average recorded investment in impaired mortgage loans was $1,052.

IDSC recognized $53 of interest income related to impaired mortgage loans for the year ended Dec. 31, 1995.

There were no changes in the reserve for loss on mortgage loans of $611 during the year ended Dec. 31, 1995.

At Dec. 31, 1995 and 1994, approximately 6% and 9%, respectively, of IDSC's invested assets were first mortgage loans on real estate.

A summary of first mortgage loans by region and by type of real estate is as follows:

Region                                                              1995          1994
East North Central                                                   22%           25%
South Atlantic                                                       22            24
West North Central                                                   19            18
Middle Atlantic                                                       17           16
Mountain                                                              9             6
West South Central                                                    5             5
Pacific                                                               3             3
New England                                                           3             3
                                                                    100%          100%

Property Type                                                       1995          1994

Apartments                                                           39%           41%
Retail/shopping centers                                              32            30
Industrial buildings                                                 12            12
Office buildings                                                      8             8
Retirement homes                                                      1             1
Other                                                                 8             8

                                                                    100%          100%

The carrying amounts and fair values of first mortgage loans on real estate are as follows at Dec. 31. The fair values are estimated using discounted cash flow analysis, using market interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.


                                                    Dec. 31, 1995            Dec. 31, 1994

                                               Carrying        Fair        Carrying      Fair
                                                amount         value        amount       value
Commercial                                     $234,005      $248,860      $254,531    $246,874
Residential                                           -             -            48          43
                                                234,005       248,860       254,579     246,917
Reserve for losses                                 (611)            -          (611)          -

Net first mortgage loans on real estate        $233,394      $248,860      $253,968    $246,917

At Dec. 31, 1995 and 1994, there were no commitments for fundings of first mortgage loans. If there were any commitments, IDSC employs policies and procedures to ensure the creditworthiness of the borrowers and that funds will be available on the funding date. IDSC's first mortgage loan fundings are restricted to 75% or less of the market value of the real estate at the time of the loan funding.

PAGE 47
5.  Certificate reserves

Reserves maintained on outstanding certificates have been computed in accordance with the provisions of the certificates and Section
28 of the 1940 Act. The average rates of accumulation on certificate reserves at Dec. 31, 1995 and 1994 were:

                                                                 1995

                                                               Average      Average
                                                Reserve         gross      additional
                                                balance      accumulation    credit
                                               at Dec. 31        rate         rate
Installment certificates:
Reserves to mature:
  With guaranteed rates                           $40,232           3.50%       1.35%
  Without guaranteed rates (A)                    290,183              -        3.23
Additional credits and accrued interest            21,555           3.13           -
Advance payments and accrued interest (C)           1,394           3.13        1.72
Other                                                  55              -           -
Fully paid certificates:
Reserves to mature:
  With guaranteed rates                           210,365           3.24        1.85
  Without guaranteed rates (A) and (D)          2,916,936              -        5.70
Additional credits and accrued interest           147,468           3.26           -
Due to unlocated certificate holders                  386              -           -

                                               $3,628,574

                                                                 1994

                                                               Average      Average
                                                Reserve         gross      additional
                                                balance      accumulation    credit
                                               at Dec. 31        rate         rate

Installment certificates:
Reserves to mature:
  With guaranteed rates                           $49,278           3.49%       1.51%
  Without guaranteed rates (A)                    286,434              -        2.97
Additional credits and accrued interest            19,698           3.11           -
Advance payments and accrued interest               1,634           3.08        1.92
Other                                                  56              -           -
Fully paid certificates:
Reserves to mature:
  With guaranteed rates                           234,822           3.25        1.09
  Without guaranteed rates (A) and (D)          2,154,376              -        4.81
Additional credits and accrued interest           140,766           3.35           -
Due to unlocated certificate holders                 341               -           -

                                               $2,887,405

A)  There is no minimum rate of accrual on these reserves.
Interest is declared periodically, quarterly or annually, in accordance with the terms of the separate series of certificates.

B) On certain series of single payment certificates, additional interest is predeclared for periods greater than one year. At Dec. 31, 1995, $18,878 of retained earnings had been appropriated for the predeclared additional interest, which represents the difference between certificate reserves on these series, calculated on a statutory basis, and the reserves maintained per books.

C) Certain series of installment certificates guarantee accrual of interest on advance payments at an average of 3.13%. IDSC has increased the rate of accrual to 4.85% through April 30, 1997. An appropriation of retained earnings amounting to $50 has been made, which represents the estimated additional accrual that will result from the increase granted by IDSC.
PAGE 48
D) IDS Stock Market Certificate enables the certificate holder to participate in any relative rise in a major stock market index without risking loss of principal. Generally the certificate has a term of 12 months and may continue for up to 14 successive terms. The reserve balance at Dec. 31, 1995 and 1994 was $211,093 and $263,494, respectively.

E) The carrying amounts and fair values of certificate reserves consisted of the following at Dec. 31, 1995 and 1994. Fair values of certificate reserves with interest rate terms of one year or less approximated the carrying values less any applicable surrender charges.

The fair values for other certificate reserves are determined by a discounted cash flow analysis using interest rates currently offered for certificates with similar remaining terms, less any applicable surrender charges.

                                                          1995                      1994

                                              Carrying         Fair       Carrying      Fair
                                               amount         value        amount       value
Reserves with terms of one year or less      $2,900,947    $2,899,542    $2,425,880  $2,415,970
Other                                           727,627       765,110       461,525     461,060

Total certificate reserves                    3,628,574     3,664,652     2,887,405   2,877,030
Unapplied certificate transactions                1,545         1,545         2,671       2,671
Certificate loans and accrued interest          (51,707)      (51,707)      (58,840)    (58,840)

Total                                        $3,578,412    $3,614,490    $2,831,236  $2,820,861

6.  Dividend restriction

Certain series of installment certificates outstanding provide that cash dividends may be paid by IDSC only in calendar years for which additional credits of at least one-half of 1% on such series of certificates have been authorized by IDSC. This restriction has been removed for 1996 and 1997 by action of IDSC on additional credits in excess of this requirement.

7. Fees paid to Parent and affiliated companies ($ not in thousands)

A) The basis of computing fees paid or payable to Parent for investment advisory and services is:

The investment advisory and services agreement with Parent provides for a graduated scale of fees equal on an annual basis to 0.75% on the first $250 million of total book value of assets of IDSC, 0.65% on the next $250 million, 0.55% on the next $250 million, 0.50% on the next $250 million and 0.45% on the amount in excess of $1 billion. The fee is payable monthly in an amount equal to one-twelfth of each of the percentages set forth above. Excluded from assets for purposes of this computation are first mortgage loans, real estate and any other asset on which IDSC pays a service fee.

B) The basis of computing fees paid or payable to American Express Financial Advisors Inc. (an affiliate) for distribution services is:
PAGE 49
Fees payable to American Express Financial Advisors Inc. on sales of IDSC's certificates are based upon terms of agreements giving American Express Financial Advisors Inc. the exclusive right to distribute the certificates covered under the agreements. The agreements provide for payment of fees over a period of time. The aggregate fees payable under the agreements per $1,000 face amount of installment certificates and $1,000 purchase price of single payments, and a summary of the periods over which the fees are payable, shown by series are:

                                                                                     Number of
                                                                                    certificate
                                                                                     years over
                                                        Aggregate fees payable         which
                                                                                     subsequent
                                                                First    Subsequent years' fees
                                                  Total          year       years   are payable
Installment certificates(a)                      $30.00        $ 6.00      $24.00        4
Single-payment certificates                       60.00         60.00           -        -
Future Value certificates                         50.00         50.00           -        -

Fees on Cash Reserve and Flexible Savings (formerly Variable Term) certificates are paid at a rate of 0.25% of the purchase price at the time of issuance and 0.25% of the reserves maintained for these certificates at the beginning of the second and subsequent quarters from issue date.

Fees on the Investors Certificate are paid at an annualized rate of 1% of the reserves maintained for the certificates. Fees are paid at the end of each term on certificates with a one, two or three-month term. Fees are paid each quarter from date of issuance on certificates with a six, 12, 24 or 36-month term.

Fees on the Stock Market Certificate are paid at a rate of 1.25% of the purchase price on the first day of the certificate's term and 1.25% of the reserves maintained for these certificates at the beginning of each subsequent term.

(a) At the end of the sixth through the 10th year, an additional fee is payable of 0.5% of the daily average balance of the certificate reserve maintained during the sixth through the 10th year, respectively.

C) The basis of computing depositary fees paid or payable to American Express Trust Company (an affiliate) is:

Maintenance charge per account               5 cents per $1,000 of assets on deposit

Transaction charge                           $20 per transaction

Security loan activity:
  Depositary Trust Company
    receive/deliver                          $20 per transaction
  Physical receive/deliver                   $25 per transaction
  Exchange collateral                        $15 per transaction

A transaction consists of the receipt or withdrawal of securities and commercial paper and/or a change in the security position. The charges are payable quarterly except for maintenance, which is an annual fee.
PAGE 50

D)  The basis for computing fees paid or payable to American
Express Bank  Ltd. (an affiliate) for the distribution of the IDS
Special Deposits certificate on an annualized basis is:

1.25% of the reserves maintained for the certificates on an amount from $100,000 to $249,000, 0.80% on an amount from $250,000 to
$499,000, 0.65% on an amount from $500,000 to $999,000 and
0.50% on an amount $1,000,000 or more. Fees are paid at the end of each term on certificates with a one, two or three-month term.
Fees are paid at the end of each quarter from date of issuance on certificates with a six, 12, 24 or 36-month term.

8.  Income taxes

Income tax expense (benefit) as shown in the statement of operations for the three years ended Dec. 31, consists of:

                                                     1995            1994        1993
Federal:
  Current                                         ($6,285)        ($8,743)   ($19,777)
  Deferred                                         (2,652)          3,933      11,446
                                                   (8,937)         (4,810)     (8,331)
State                                                 (43)            100         349

                                                  ($8,980)        ($4,710)    ($7,982)

Income tax expense (benefit) differs from that computed by using the U.S. Statutory rate of 35%. The principal causes of the difference in each year are shown below:

                                                     1995            1994        1993
Federal tax expense at U.S. statutory rate         $6,307         $12,642     $13,178
Tax-exempt interest                                (3,339)         (4,205)     (4,929)
Dividend exclusion                                (12,166)        (13,862)    (17,326)
Change in statutory rates                               -               -        (406)
Other, net                                            261             615       1,152

Federal tax benefit                               ($8,937)        ($4,810)    ($8,331)

Deferred income taxes result from the net tax effects of temporary differences. Temporary differences are differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in differences between income for tax purposes and income for financial statement purposes in future years. Principal components of IDSC's deferred tax assets and liabilities as of Dec. 31, are as follows.

                                                     1995            1994
Deferred tax assets:
Certificate reserves                              $10,312          $4,315
Investment unrealized losses                            -          12,470
Investments                                           348           1,390
Investment reserves                                   843           1,120
Purchased/written call options                          -             283

Total deferred tax assets                         $11,503         $19,578


PAGE 51
                                                    1995            1994
Deferred tax liabilities:

Investment unrealized gains                       $15,843              $-
Deferred distribution fees                          9,900           9,500
Dividends receivable                                  892           1,000
Return of capital dividends                           305             508
Purchased/written call options                      1,623               -
Other, net                                            229             198

Total deferred tax liabilities                     28,792          11,206

Net deferred tax assets (liabilities)            ($17,289)         $8,372

9.  Derivative financial instruments

IDSC enters into transactions involving derivative financial instruments as an end user (nontrading). IDSC uses these instruments to manage its exposure to interest rate risk, including hedging specific transactions. IDSC manages risks associated with these instruments as described below.

Market risk is the possibility that the value of the derivative financial instrument will change due to fluctuations in a factor from which the instrument derives its value, primarily an interest rate or a major market index. IDSC is not impacted by market risk related to derivatives held because derivatives are largely used to manage risk and, therefore, the cash flows and income effects of the derivatives are inverse to the effects of the underlying hedged transactions.

Credit exposure is the possibility that the counterparty will not fulfill the terms of the contract. IDSC monitors credit exposure related to derivative financial instruments through established approval procedures, including setting concentration limits by counterparty, reviewing credit ratings and requiring collateral where appropriate. The majority of IDSC's counterparties to the interest rate caps are rated A or better by nationally recognized rating agencies. The counterparties to the call options are five major broker/dealers.

The notional or contract amount of a derivative financial instrument is generally used to calculate the cash flows that are received or paid over the life of the agreement. Notional amounts do not represent market risk or credit exposure and are not recorded on the balance sheet.

Credit exposure related to derivative financial instruments is measured by the replacement cost of those contracts at the balance sheet date. The replacement cost represents the fair value of the instrument, and is determined by market values, dealer quotes or pricing models.


IDSC's holdings of derivative financial instruments were as follows at Dec. 31, 1995 and 1994.

PAGE 52

                                                                      1995

                                              Notional                                  Total
                                            or contract      Carrying         Fair      credit
                                               amount          value          value    exposure
Assets:
  Interest rate caps                           $970,000        $3,362        $2,128      $2,128
  Purchased call options                        152,406        27,138        24,161      24,161
  Total                                      $1,122,406       $30,500       $26,289     $26,289

Liabilities:
  Written call options                         $157,951        $9,333       $10,394          $-

                                                                      1994

                                              Notional                                  Total
                                            or contract      Carrying         Fair      credit
                                               amount          value          value    exposure

Assets:
  Interest rate caps                         $1,020,000       $14,946       $24,727     $24,727
  Purchased call options                        191,496         7,770         8,886       8,886
  Total                                      $1,211,496       $22,716       $33,613     $33,613

Liabilities:
  Written call options                         $189,443        $2,070        $1,779          $-

The fair values of derivative financial instruments are based on market values, dealer quotes or pricing models. The interest rate caps expire on various dates from 1996 to 1997. The options expire in 1996.

Interest rate caps and options are used to manage IDSC's exposure to rising interest rates. These instruments are used primarily to protect the margin between the interest rate earned on investments and the interest rate accrued to related investment certificate holders.

The interest rate caps are quarterly reset caps and IDSC earns interest on the notional amount to the extent the London Interbank Offering Rate exceeds the reference rates specified in the cap agreements. These reference rates range from 4% to 9%. The cost of these caps of $3,362 at Dec. 31, 1995 is being amortized over the terms of the agreements on a straight line basis and is included in other qualified assets. The amortization, net of any interest earned, is included in investment expenses.

IDSC offers a series of certificates which pay interest based upon the relative change in a major stock market index between the beginning and end of the certificates' term. The certificate holders have the option of participating in the full amount of increase in the index during the term (subject to a specified maximum) or a lesser percentage of the increase plus a guaranteed minimum rate of interest. As a means of hedging its obligations under the provisions of these certificates, IDSC purchases and writes call options on the major market index. The options are cash settlement options, that is, there is no underlying security to deliver at the time the contract is closed out.

The option contracts are less than one year in term. The premiums paid or received on these index options are reported in other qualified assets or other liabilities, as appropriate, and are amortized into investment expenses over the life of the option.
The intrinsic value of these index options is also reported in other qualified assets or other liabilities, as appropriate. The unrealized gains and losses related to the changes in the intrinsic value of these options are recognized currently in provision for certificate reserves.

Following is a summary of open option contracts at Dec. 31, 1995 and 1994.

                                                              1995

                                               Face         Average      Index at
                                              amount     strike price  Dec. 31,1995
Purchased call options                      $152,406          539            616
Written call options                         157,951          601            616

                                                              1994

                                               Face         Average      Index at
                                              amount     strike price  Dec. 31,1995

Purchased call options                      $191,496          460            459
Written call options                         189,443          506            459

10.  Fair values of financial instruments


IDSC is required to disclose fair value information for most on- and off-balance sheet financial instruments for which it is practical to estimate that value. The carrying value of certain financial instruments such as trade receivables and payables approximates the fair value. Non-financial instruments, such as deferred distribution fees, are excluded from required disclosure. IDSC's off-balance sheet intangible assets, such as IDSC's name and future earnings of the core business are also excluded. IDSC's management believes the value of these excluded assets is significant. The fair value of IDSC, therefore, cannot be estimated by aggregating the amounts presented.

A summary of fair values of financial instruments as of Dec. 31, is as follows:

                                                          1995                      1994

                                               Carrying         Fair       Carrying       Fair
                                                value          value         value       value
Financial assets
  Cash equivalents (note 1)                     $68,943       $68,943      $152,912    $152,912
  Investment securities (note 3)              3,411,396     3,456,922     2,472,467   2,479,083
  First mortgage loans on real estate (note 4)  233,394       248,860       253,968     246,917
  Derivative financial instruments (note 9)      30,500        26,289        22,716      33,613
Financial liabilities
  Certificate reserves (note 5)               3,578,412     3,614,490     2,831,236   2,820,861
  Derivative financial instruments (note 9)       9,333        10,394         2,070       1,779

PAGE 54
             PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item
Number

Item 13.  Other Expenses of Issuance and Distribution.

          The expenses in connection with the issuance and distribution of the securities being registered are to be borne by the registrant.

Item 14.  Indemnification of Directors and Officers.

          The By-Laws of IDS Certificate Company provide that it shall indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he was or is a director, officer, employee or agent of the company, or is or was serving at the direction of the company, or any predecessor corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to any threatened, pending or completed action, suit or proceeding, wherever brought, to the fullest extent permitted by the laws of the state of Delaware, as now existing or hereafter amended.

          The By-Laws further provide that indemnification questions applicable to a corporation which has been merged into the company relating to causes of action arising prior to the date of such merger shall be governed exclusively by the applicable laws of the state of incorporation and by the by-laws of such merged corporation then in effect. See also Item 17.

Item 15.  Recent Sales of Unregistered Securities.

(a)     Securities Sold

Period of sale         Title of securities           Amount sold
1992                   IDS Special Deposits          $29,753,590.00
1993                   IDS Special Deposits            8,367,601.13
1994                   IDS Special Deposits           18,013,424.38
1995                   IDS Special Deposits           56,855,953.53

(b)     Underwriters and other purchasers

IDS Special Deposits are marketed by American Express Bank Ltd.
(AEB), an affiliate of IDS Certificate Company, to private banking clients of AEB in the United Kingdom.

(c)     Consideration

All IDS Special Deposits were sold for cash. The aggregate offering price was the same as the amount sold in the table above. Aggregate marketing fees to AEB were $147,146.65 in 1992, $153,318.21 in 1993, $88,686.14 in 1994, and $172,633.41 in 1995.
PAGE 55
(d)     Exemption from registration claimed

IDS Special Deposits are marketed, pursuant to the exemption in Regulation S under the Securities Act of 1933, by AEB in the United Kingdom to persons who are not U.S. persons, as defined in Regulation S.

Item 16.  Exhibits and Financial Statement Schedules.

               (a)The following exhibits to this Post-Effective
               Amendment No. 38 to Registration Statement No. 2-
               55252 are incorporated herein by reference or attached hereto:

               1.   (a)  Copy of Distribution Agreement dated
                         November 18, 1988, between Registrant and
                         IDS Financial Services Inc., filed
                         electronically as Exhibit 1(a) to the
                         Registration Statement for the American
                         Express International Investment
                         Certificate (now called the IDS Investors
                         Certificate), is incorporated herein by
                         reference.

                    (b) Copy of Distribution Agreement dated March __, 1996, between Registrant and American Express Service Corporation is filed electronically herewith.

                    (c)  Selling Agent Agreement dated
                         June 1, 1990, between American Express
                         Bank International and IDS Financial
                         Services Inc. for the IDS Investors and
                         IDS Stock Market Certificates, filed
                         electronically as Exhibit 1(c) to the
                         Post-Effective Amendment No. 5 to
                         Registration Statement No. 33-26844, is
                         incorporated herein by reference.

                    (d)  Marketing Agreement dated October 10,
                         1991, between Registrant and American
                         Express Bank Ltd., filed electronically as
                         Exhibit 1(d) to Post-Effective Amendment
                         No. 31 to Registration Statement 2-55252, is incorporated herein by reference.

                    (e) Amendment to the Selling Agent Agreement dated December 12, 1994, between IDS Financial Services Inc. and American Express Bank International, filed electronically as Exhibit 16(d) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577, is incorporated herein by reference.

PAGE 56
          PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.  (a)  Continued

                    (f) Selling Agent Agreement dated December 31, 1994, between IDS Financial Services Inc. and Coutts & Co. (USA) International, filed electronically as Exhibit 16(e) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577, is incorporated herein by reference.

                    (g)  Consulting Agreement dated December 12,
                         1994, between IDS Financial Services Inc.
                         and American Express Bank International, filed electronically as Exhibit 16(f) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577 incorporated herein by reference.

               2.   Not Applicable.

               3.   (a)  Certificate of Incorporation, dated
                         December 31, 1977, filed electronically as
                         Exhibit 3(a) to Post-Effective Amendment
                         No. 10 to Registration Statement No. 2-
                         89507, is incorporated herein by
                         reference.

                    (b) Certificate of Amendment, dated April 2, 1984, filed electronically as Exhibit 3(b) to Post-Effective Amendment No. 10 to Registration Statement No. 2-89507, is incorporated herein by reference.

                    (c)  By-Laws, dated December 31, 1977, filed
                         electronically as Exhibit 3(c) to Post-
                         Effective Amendment No. 10 to Registration
                         Statement No. 2-89507, is incorporated
                         herein by reference.

               4.   Not Applicable.

               5.   Not Applicable.

               6. through 9. -- None.

               10.
                    (a) Investment Advisory and Services Agreement between Registrant and IDS/American Express Inc. dated January 12, 1984, filed as Exhibit 10(a) to Registration Statement No. 2-89507, is incorporated herein by reference.

PAGE 57
          PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.  (a)  Continued

                    (b) Depositary and Custodial Agreement dated September 30, 1985 between IDS Certificate Company and IDS Trust Company, filed as
                         Exhibit 10(b) to Registrant's Post-
                         Effective Amendment No. 3 to Registration
                         Statement No. 2-89507, is incorporated
                         herein by reference.

                    (c)  Loan Agreement between Registrant and
                         Investors Syndicate Development
                         Corporation, dated October 13, 1970, filed electronically as Exhibit 10(c) to Post-Effective Amendment No. 10 to Registration Statement No. 2-89507, is incorporated herein by reference.

                    (d) Agreement for the servicing of Residential Mortgage Loans between ISA and Advance Mortgage Company, Ltd. dated August 31, 1980, filed electronically as
                         Exhibit 10(d) to Post-Effective Amendment
                         No. 10 to Registration Statement No. 2-
                         89507, is incorporated herein by
                         reference.

                    (e)  Agreement by and between Registrant and
                         Investors Diversified Services, Inc. (now
                         IDS  Financial Services Inc.) providing
                         for the purchase by IDS of a block of
                         portfolio securities from Registrant,
                         filed as Exhibit 10.5 to the September 30, 1981 quarterly report on Form 10-Q of Allegheny Corporation, is incorporated herein by reference.

                    (f)  Transfer Agent Agreements for the
                         servicing of the American Express Savings
                         Certificate, filed electronically as
                         Exhibit 10(g) to Pre-Effective Amendment
                         No. 1 to Registration Statement No. 33-
                         25385, are incorporated herein by
                         reference.

                    (g) Foreign Deposits Agreement dated November 21, 1990, between IDS Certificate Company and IDS Bank & Trust, filed electronically as Exhibit 10(h) to Post-Effective Amendment No. 5 to Registration Statement No. 33-26844, is incorporated herein by reference.

PAGE 58
               11 through 24. -- None.

               25.  (a)  Officers' Power of Attorney, dated May 17,
                         1994, filed electronically as Exhibit
                         25(a) to Post-Effective Amendment No. 37 to Registration Statement No. 2-55252 is incorporated herein by reference.

                    (b)  Directors' Power of Attorney, dated May
                         13, 1994, filed electronically as Exhibit
                         25(b) to Post-Effective Amendment No. 37 to Registration Statement No. 2-55252 is incorporated herein by reference.

               26. through 28. -- None.

               (b) The following financial statement schedules for IDS Certificate Company are filed electronically:

                    I. Investments in Securities of Unaffiliated Issuers December 31, 1995.

                    II. Investment in and Advances to Affiliates and Income Thereon, December 31, 1995,
                         1994 and 1993.

                    III. Mortgage Loans on Real Estate and Interest
                         Earned on Mortgages - Year ended December
                         31, 1995.

                    V.   Qualified Assets on Deposit - December 31,
                         1995.

                    VI.  Certificate Reserves - Year ended December
                         31, 1995.

                    VII. Valuation and Qualifying Accounts - Years
                         ended December 31, 1995, 1994 and 1993.

          Schedule III and Schedule VI for the year ended Dec. 31, 1994 are incorporated by reference to Post-Effective Amendment No. 37 to Registration Statement No. 2-55252 for Series D-1 Investment Certificate. Schedule VI (formerly Schedule XI) for the year ended Dec. 31, 1993, is incorporated by reference to Post-Effective Amendment No. 35 to Registration Statement No. 2-55252.

PAGE 59
          PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 17.  Undertakings.

          Without limiting or restricting any liability on the part of the other, American Express Financial Advisors Inc. (formerly, IDS Financial Services Inc.), as underwriter, will assume any actionable civil liability which may arise under the Federal Securities Act of 1933, the Federal Securities Exchange Act of 1934 or the Federal Investment Company Act of 1940, in addition to any such liability arising at law or in equity, out of any untrue statement of a material fact made by its agents in the due course of their business in selling or offering for sale, or soliciting applications for, securities issued by the Company or any omission on the part of its agents to state a material fact necessary in order to make the statements so made, in the light of the circumstances in which they were made, not misleading (no such untrue statements or omissions, however, being admitted or contemplated), but such liability shall be subject to the conditions and limitations described in said Acts. American Express Financial Advisors Inc. will also assume any liability of the Company for any amount or amounts which the Company legally may be compelled to pay to any purchaser under said Acts because of any untrue statements of a material fact, or any omission to state a material fact, on the part of the agents of IDS Financial Services Inc. to the extent of any actual loss to, or expense of, the Company in connection therewith. The By-Laws of the Registrant contain a provision relating to Indemnification of Officers and Directors as permitted by applicable law.

PAGE 60
                               SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on the 20th day of March, 1996.

                                         IDS CERTIFICATE COMPANY



                           By: /s/ Stuart A. Sedlacek
                                   Stuart A. Sedlacek, President


Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed below by the following persons in the capacities on the 20th day of March, 1996.

Signature                                    Capacity
/s/ Stuart A. Sedlacek* **                   President and Director
    Stuart A. Sedlacek                       (Principal Executive
                                              Officer)

/s/ Morris Goodwin*                          Vice President and Treasurer
    Morris Goodwin                           (Principal Financial Officer)


/s/ Jay C. Hatlestad*                        Vice President and Controller
    Jay C. Hatlestad                         (Principal Accounting Officer)


/s/ David R. Hubers**                        Director
    David R. Hubers

/s/ Charles W. Johnson**                     Director
    Charles W. Johnson

/s/ Edward Landes**                          Director
    Edward Landes


Signatures continued on next page.

PAGE 61
Signatures continued from previous page.


Signature                                    Capacity


/s/ John V. Luck**                           Director
    John V. Luck

/s/ James A. Mitchell**                      Chairman of the Board
    James A. Mitchell                        of Directors and Director


/s/ Harrison Randolph**                      Director
    Harrison Randolph


/s/ Gordon H. Ritz**                         Director
    Gordon H. Ritz

*Signed pursuant to Officers' Power of Attorney dated May 17, 1994, filed electronically by:


  _________________________.
     Bruce A. Kohn


**Signed pursuant to Directors' Power of Attorney dated
May 13, 1994, filed electronically herewith by:


  _________________________.
    Bruce A. Kohn

PAGE 62
          CONTENTS OF THIS POST-EFFECTIVE AMENDMENT NO. 38 TO
                  REGISTRATION STATEMENT NO. 2-55252



Cover Page

Cross-reference sheet

Prospectus

Auditor's Report

Financial Statements

Part II Information

Signatures